EXHIBIT 4.20

SECOND AMENDMENT TO

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

This Second Amendment to Note Purchase and Private Shelf Agreement (this “Amendment”), is made and entered into as of August 28, 2024, by and among Old Dominion Freight Line, Inc., a Virginia corporation (the “Company”), PGIM, Inc. (“Prudential”) and the other holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company, Prudential and the Noteholders are parties to a certain Note Purchase and Private Shelf Agreement, dated as of May 4, 2020, (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Note Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company;

WHEREAS, the Company has requested that Prudential and the Noteholders amend certain provisions of the Note Agreement, and subject to the terms and conditions hereof, Prudential and the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Amendments to Note Agreement. Effective as of the Second Amendment Effective Date, the Note Agreement is hereby amended as follows:
(a)
Paragraph 10B of the Note Agreement is amended by adding the following defined term in the appropriate alphabetical order.

“Second Amendment Effective Date” means August 28, 2024.

(b)
The definition of “Consolidated Net Interest Expense” in paragraph 10B of the Note Agreement is hereby amended and restated in its entirety as follows:

“Consolidated Net Interest Expense” shall mean, for any period, the difference (but not less than zero) between (i) gross interest expense of the Company and its Subsidiaries deducted in the calculation of Consolidated Net Income for such period and (ii) the gross interest income of the Company and its Subsidiaries included in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

(c)
Paragraph 6E(x) of the Note Agreement is hereby amended and restated in its entirety as follows:

(x) Investments (other than Acquisitions) made pursuant to the the Company’s investment policy, as set forth on Schedule 6E(x) as of the Second Amendment Effective Date, and as such investment policy may be modified from time to time with the approval of the Audit Committee of the Board of Directors of the Company; provided that the Company’s investment policy shall not be modified in any manner that would or would reasonably be expected to materially and adversely affect the interests or remedies of the holder of any Note without the prior written consent of the Required Holders; and

(d)
Schedule 6E(x) to the Note Agreement is hereby amended and restated in its entirety as set forth on Schedule 6E(x) attached hereto as Exhibit A.
2.
Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until Prudential and the Noteholders shall have received the following:
(a)
reimbursement or payment of its out of pocket costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP) as reflected in summary invoices or statements rendered to the Company at least one Business Day prior to the effectiveness of this Amendment;
(b)
executed counterparts to this Amendment from the Company, Prudential and the Noteholders; and
(c)
a copy of the fully executed amendment to the Credit Agreement in form and substance satisfactory to the Purchasers.
3.
Representations and Warranties. To induce Prudential and the Noteholders to enter into this Amendment, the Company hereby represents and warrants to Prudential and the Noteholders as follows:

(a) The Company has taken, or on the date of this Amendment will have taken, all necessary corporate action to execute, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(b) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Company of this Amendment or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the date of this Amendment will have been) made or obtained and that are (or on the date of this Amendment will be) in full force and effect, and (ii) consents and filings the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered on behalf of the Company.

(d) This Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

(e) Neither the execution and delivery of this Amendment, nor the consummation of the transactions contemplated herein, nor performance of and compliance with the terms and provisions hereof by the Company will (i) violate any provision of its articles or certificate of incorporation or its bylaws, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, contract, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, except where such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets.

(f) Immediately before and after giving effect to this Amendment, the representations and warranties contained in the Note Agreement and the other Note Documents are true in all material respects (except to the extent such representation and warranty is qualified by materiality or reference to Material Adverse Effect or Material Adverse Change, in which case, such representation and warranty shall be true and correct in all respects or except to the extent that such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.
Ratification of the Note Agreement and the Notes. The Company acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Note Agreement, as amended hereby, and the Notes.
5.
Effect of Amendment. Except as set forth expressly herein, the Note Agreement, as amended hereby, and the other Note Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law)) of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement, except as expressly provided herein. From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment. This Amendment shall constitute a Note Document for all purposes of the Note Agreement.
6.
Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
7.
No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.
8.
Costs and Expenses. To the extent provided in Paragraph 11B of the Note Agreement, the Company agrees to pay on demand all reasonable out of pocket costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Noteholders with respect thereto.
9.
Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in PDF form shall be as effective as delivery of a manually executed counterpart hereof.
10.
Estoppel. To induce the Noteholders to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, to the knowledge of the Company, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.
11.
Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.
12.
Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPANY:

OLD DOMINION FREIGHT LINE, INC.

By: /s/ Anthony Slater

Name: Anthony Slater

Title: Vice President – Treasurer

NOTEHOLDERS:

PGIM, INC.

By: /s/ Kyle Ulep
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: PGIM, Inc., as investment manager

By: /s/ Kyle Ulep
Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY

By: PGIM Private Placement Investors,
L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Kyle Ulep
Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By: /s/ Kyle Ulep
Vice President

PICA HARTFORD LIFE INSURANCE COMFORT TRUST

By: The Prudential Insurance Company of America,

as grantor

By: PGIM, Inc., as investment manager

By: /s/ Kyle Ulep
Vice President

Exhibit A

OLD DOMINION FREIGHT LINE, INC.

INVESTMENT POLICY